Exhibit 5.5
SUNDANCE VENTURES
1419 133a St
Surrey, BC V4A 6A2
Ph 604 351 4675
February 4, 2010
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re:     Silver Standard Resources Inc. (the “Company”) — Consent of Expert
Reference is made to my technical report dated 15 October 2002 titled Technical Report on the San Marcial Project and my technical report dated 17 September 2003 titled Technical Report on the Challacollo Project (the “Reports”).
In connection with the Amended and Restated Short Form Base Shelf Prospectus dated February 4, 2010, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Registration Statement on Form F-10 dated February 4, 2010 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, C. Stewart Wallis, P. Geo., on behalf of Sundance Ventures, consent to the use of our name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.
I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

Yours truly,
(Signed) “C. Stewart Wallis”
C. Stewart Wallis, P. Geo.
Managing Director